As filed with the Securities and Exchange Commission on November 13, 2025.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Martin Marietta Materials, Inc.
(Exact name of registrant as specified in its charter)

North Carolina (State or other jurisdiction of incorporation or organization)	56-1848578 (I.R.S. Employer Identification No.)

4123 Parklake Ave. Raleigh, North Carolina (Address of Principal Executive Offices)	27612 (Zip Code)

Martin Marietta Materials, Inc. 2025 Employee Stock Purchase Plan
(Full titles of the plans)

Bradley D. Kohn
Senior Vice President, General Counsel and Corporate Secretary
Martin Marietta Materials, Inc.
4123 Parklake Ave.
Raleigh, North Carolina, 27612
(Name and address of agent for service)

(919) 781-4550
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Martin Marietta Materials, Inc. (the “Company”), to register 650,000 shares of its common stock; $0.01 par value (“Common Stock”) issuable to eligible recipients under the Martin Marietta Materials, Inc. 2025 Employee Stock Purchase Plan (the “ESPP”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the plan, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.  These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectuses as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Company with the Commission, are incorporated by reference herein and shall be deemed to be a part hereof:

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024;

(2)
All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Company’s Annual Report referred to in (1) above.

(3)
The description of the Common Stock set forth in Exhibit 4.17 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 , and any exhibit to a report filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act for the purpose of updating such description.

In addition, all reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, in no event will any information that the Company has or may from time to time furnish to the Commission (including pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) be incorporated by reference into, or otherwise become a part of, this Registration Statement, unless the applicable report explicitly states such information is incorporated by reference into this Registration Statement.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

The Company’s restated articles of incorporation eliminate, to the fullest extent permitted by the North Carolina Business Corporation Act, or the “Business Corporation Act,” the personal liability of each of the Company’s directors to the Company and its shareholders for monetary damages for breach of duty as a director. This provision in the restated articles of incorporation does not change a director’s duty of care, but it eliminates monetary liability for certain violations of that duty, including violations based on grossly negligent business decisions that may include decisions relating to attempts to change control of the Company. The provision does not affect the availability of equitable remedies for a breach of the duty of care, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty; in certain circumstances, however, equitable remedies may not be available as a practical matter. Under the Business Corporation Act, the limitation of liability provision is ineffective against liabilities for (i) acts or omissions that the director knew or believed at the time of the breach to be clearly in conflict with the best interests of the Company, (ii) unlawful distributions described in Business Corporation Act Section 55-8-33, (iii) any transaction from which the director derived an improper personal benefit or (iv) acts or omissions occurring prior to the date the provision became effective. The provision also in no way affects a director’s liability under the federal securities laws. Also, to the fullest extent permitted by the Business Corporation Act, the Company’s restated bylaws provide, in addition to the indemnification of directors and officers otherwise provided by the Business Corporation Act, for indemnification of the Company’s current or former directors, officers and employees against any and all liability and litigation expense, including reasonable attorneys’ fees, arising out of their status or activities as directors, officers and employees, except for liability or litigation expense incurred on account of activities that were at the time known or believed by such director, officer or employee to be clearly in conflict with the best interests of the Company.

The Company also maintains a directors and officers insurance policy pursuant to which the Company’s directors and officers are insured against liability for actions in their capacity as directors and officers.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description
4.1
Restated Articles of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.01 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on February 24, 2017)

4.2	Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on November 14, 2022)
5.1*	Opinion of Robinson, Bradshaw & Hinson, P.A.
23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Martin Marietta Materials, Inc.
23.2*	Consent of Robinson, Bradshaw & Hinson, P.A. (contained in its opinion filed as Exhibit 5.1 hereto)
24.1*	Power of Attorney (included on the signature page to this Registration Statement)
99.1*	Martin Marietta Materials, Inc. 2025 Employee Stock Purchase Plan
107*	Filing Fee Table

*          Filed herewith.

Item 9.	Undertakings.

(a)          The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, North Carolina, on this 13th day of November, 2025.

MARTIN MARIETTA MATERIALS, INC.

By:	/s/ Bradley D. Kohn
	Name:	Bradley D. Kohn
	Title:	Senior Vice President, General Counsel and Corporate Secretary

SIGNATURES AND POWER OF ATTORNEY

Each of the undersigned officers and directors of Martin Marietta Materials, Inc. hereby severally constitutes and appoints Bradley D. Kohn and Michael J. Petro and each of them acting alone, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys‑in‑fact and agents, or either of them individually, or their or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ C. HOWARD NYE	Chair of the Board, President and Chief Executive Officer (Principal Executive Officer)	November 13, 2025
C. Howard Nye

/s/ MICHAEL J. PETRO	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 13, 2025
Michael J. Petro

/s/ ROBERT J. CARDIN	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	November 13, 2025
Robert J. Cardin

/s/ DOROTHY M. ABLES	Director	November 13, 2025
Dorothy M. Ables

/s/ SUE W. COLE	Director	November 13, 2025
Sue W. Cole

/s/ ANTHONY R. FOXX	Director	November 13, 2025
Anthony R. Foxx

/s/ JOHN J. KORALESKI	Director	November 13, 2025
John J. Koraleski

/s/ MARY T. MACK	Director	November 13, 2025
Mary T. Mack

/s/ LAREE E. PEREZ	Director	November 13, 2025
Laree E. Perez

/s/ THOMAS H. PIKE	Director	November 13, 2025
Thomas H. Pike

/s/ DONALD W. SLAGER	Director	November 13, 2025
Donald W. Slager

/s/ DAVID C. WAJSGRAS	Director	November 13, 2025
David C. Wajsgras